Exhibit 99.(d)

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT made this 30th day of April, 2013 by and between AIP Series Trust, a Delaware statutory trust (the “Fund”), and Morgan Stanley AIP GP LP, a Delaware limited partnership (the “Adviser”).

RECITALS

WHEREAS, the Fund desires to retain the Adviser to render certain investment advisory services and the Adviser is willing to render such services;

AGREEMENTS

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Duties of Adviser.  The Fund hereby appoints the Adviser to act as investment adviser to the series of the Fund set forth on Schedule A hereto, as such Schedule A may be amended from time to time (each a “Portfolio” and, collectively, the “Portfolios”), for the period and on such terms as set forth in this Agreement.  The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund’s Portfolios, to continuously review, supervise and administer the investment program of each of the Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Portfolio’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain, and to render regular reports to the Fund’s officers and Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities.  The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and applicable laws and regulations.  The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2.                                      Portfolio Transactions.  The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Fund’s Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.  Unless and until otherwise directed by the Board of Trustees of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund.  The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.  The Adviser will promptly communicate to the officers and Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.

3.                                      Compensation of the Adviser.  For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund’s fiscal quarters, an advisory fee calculated by applying a quarterly rate, based on the annual percentage rates set forth on Schedule A to this Agreement attached hereto, to the average daily net assets of each of the Portfolios for the quarter.

In the event of termination of this Agreement, the fee set forth in Schedule A to this Agreement shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

4.                                      Other Services.  At the request of the Fund, the Adviser in its discretion may make available to the Fund office facilities, equipment, personnel and other services.  Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Fund at the Adviser’s cost.

5.                                      Reports.  The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

6.                                      Status of Adviser.  The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

7.                                      Delegation.  The Adviser may, subject to the approval of the Board of Trustees, at its own expense, enter into a Sub-Advisory Agreement with a sub-adviser (a “Sub-Adviser”) to make determinations as to certain or all of the securities and commodities to be purchased, sold or otherwise disposed of by a Portfolio and the timing of such purchases, sales and dispositions and to take such further action, including the placing of purchase and sale orders on behalf of a Portfolio as the Sub-Adviser, in consultation with the Adviser, shall deem necessary or appropriate; provided that the Adviser shall remain responsible for ensuring that all delegated functions shall be conducted in compliance with all applicable laws and rules and shall be responsible for monitoring compliance by such Sub-Adviser with the investment policies and restrictions of the applicable Portfolio and with such other limitations or directions as the Trustees of the Fund may from time to time prescribe.

8.                                      Liability of Adviser.  In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 (“1940 Act”), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Portfolio of the Fund.

9.                                      Permissible Interests.  Subject to and in accordance with the Declaration of Trust of the Fund and the Adviser’s limited partnership agreement (the “Adviser LPA”), Trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; Trustees, officers, agents and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Declaration of Trust, Adviser LPA and the provisions of the 1940 Act.

10.                               Duration and Termination.  This Agreement shall become effective as of the date first written above (and as set forth on Schedule A with respect to additional Portfolios to be added following the date first written above) and will continue, unless sooner terminated as provided herein, for an initial two-year term and will continue and thereafter provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of each Portfolio of the Fund; provided however, that if the holders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules thereunder.  This Agreement may be terminated by any Portfolio of the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days’ written notice to the Adviser.  This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund.  This agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.

As used in this Section 9, the terms “assignment,” “interested persons,” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.                               Amendment of Agreement.  This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of each Portfolio of the Fund.

12.                               Severability.  If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.                               Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

14.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

MORGAN STANLEY AIP GP		AIP SERIES TRUST

By:	Morgan Stanley Alternative Investments
LLC, as its general partner

By:	/s/ Matthew Graver	By:	/s/ Arthur Lev
	Name: Matthew Graver		Name: Arthur Lev
	Title: Managing Director		Title: President and Principal Executive Officer

SCHEDULE A
As of May 28, 2014

PORTFOLIO	EFFECTIVE DATE OF AGREEMENT	CONTRACTUAL RATE OF ADVISORY FEES

AIP Dynamic Alternative Strategies Fund	April 30, 3014	0.52% of daily net assets.

AIP Dynamic Alpha Capture Fund	May 28, 2014	0.85% of daily net assets.

Sch. A-1